Exhibit 21

Nathan's Famous, Inc.

SUBSIDIARIES

State of
Company Name	Incorporation

Nathan's Famous Operating Corp.                           .

Nathan's Famous Systems, Inc.

Nathan's Famous Services, Inc.

Nathan's Famous of Times Square, Inc.

Nathan's Famous of New Jersey, Inc.

Nathan's Roadside Rest, Inc.

Nathan's Famous of Yonkers, Inc.

Nathan's Famous of Kings Plaza, Inc.

Nathan's Famous of Farmingdale, Inc.

Namasil Realty Corp.

Nathan's Famous of Lynbrook, Inc.

NF Treachers Corp.

6300 NW 31st Avenue Corp.

Nathan’s Famous of Central Park Avenue, Inc.

Nathan’s Famous Systems of Russia, Inc.

Nathan's Famous of 2807 Long Beach Road, Inc.

Delaware Delaware Delaware New York New Jersey New York New York New York New York New York Delaware Delaware Florida Delaware Delaware Delaware